Exhibit 99.1

EL PASO PIPELINE PARTNERS INCREASES QUARTERLY
DISTRIBUTION TO $0.62 PER UNIT

Distribution Up 22 Percent From First Quarter 2012

HOUSTON, April 17, 2013 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today increased its quarterly cash distribution per common unit to $0.62 ($2.48 annualized) payable on May 15, 2013, to unitholders of record as of April 29, 2013. This represents a 22 percent increase over the first quarter 2012 cash distribution per unit of $0.51 ($2.04 annualized) and is up from $0.61 per unit ($2.44 annualized) for the fourth quarter of 2012. EPB has increased its cash distribution 20 consecutive quarters since its initial public offering in November 2007.
Chairman and CEO Richard D. Kinder said, “EPB had a solid first quarter with total asset earnings before DD&A and certain items of $317 million, up 12 percent from $283 million for the same period last year.  Results were led by contributions from the May 24, 2012, dropdown from its general partner of the remaining 14 percent of Colorado Interstate Gas and all of Cheyenne Plains Pipeline, along with good results from Southern Natural Gas (SNG) attributable to a completed expansion project. Deliveries to gas-fired power generation were up 4 percent on SNG in the first quarter versus the same period a year ago, which also had experienced very strong growth in natural gas demand for power generation.”
“Looking ahead, growth at EPB is expected to be driven by our stable, regulated natural gas pipeline and storage assets,” Kinder said. “We are particularly excited about the significant LNG export opportunities we are pursuing, including our recent announcement with a subsidiary of Shell to build a natural gas liquefaction plant at our existing LNG terminal on Elba Island (see other news section).”
EPB reported first quarter distributable cash flow before certain items of $169 million, an 18 percent increase from $143 million for the comparable period in 2012. Distributable cash flow per unit before certain items was $0.78, compared to $0.69 for the first quarter last year.
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First quarter net income before certain items was $177 million compared to $141 million for the same period in 2012. Including certain items, net income was $174 million versus $155 million for the first quarter last year.
2013 Outlook
As previously announced, EPB expects to declare cash distributions of $2.55 per unit for 2013, a 13 percent increase over the $2.25 per unit it distributed for 2012. EPB's budget includes the expected purchase (dropdown) of 50 percent of Gulf LNG from Kinder Morgan, Inc. (NYSE: KMI) during 2013.
In 2013, EPB expects to generate earnings before DD&A of $1.22 billion (adding back EPB's share of joint venture DD&A), an increase of over $40 million compared to 2012. Additionally, EPB expects to produce excess cash flow of approximately $25 million above the 2013 distribution target of $2.55.
Other News

•
In January, Southern LNG Company (SLNG), a subsidiary of EPB, and Shell US Gas & Power LLC, a subsidiary of Royal Dutch Shell plc, announced their intent to form a limited liability company to develop a natural gas liquefaction plant in two phases at SLNG's existing Elba Island LNG Terminal, near Savannah, Ga. Subject to regulatory approval, Shell and SLNG will also modify EPB's Elba Express Pipeline and Elba Island LNG Terminal to physically transport natural gas to the terminal and to load the liquefied natural gas (LNG) onto ships for export by Shell. The project has already received Free Trade Agreement (FTA) approval and has applied for non-FTA approval. The construction of the first phase is not contingent on FTA approval. Under two phases of development, the total project is expected to have liquefaction capacity of approximately 2.5 million tonnes per year of LNG or approximately 350 million cubic feet of gas per day. The company expects to file full project applications with the Federal Energy Regulatory Commission (FERC) during the fourth quarter 2013.

•
Gulf LNG, which EPB expects to purchase the 50 percent membership interest from KMI later this year, is working with potential customers on a project to build a future LNG liquefaction export terminal on a site adjacent to its existing LNG import/regasification facility at Pascagoula, Miss. In June 2012, the proposed LNG export project received FTA approval for a 25-year period from the U.S. Department of Energy for exporting up to 11.5 million tonnes per year of domestically produced LNG, equivalent to approximately 1.5 billion cubic feet per day of natural gas. The project has also applied for non-FTA approval.

•	Elba Express Pipeline completed the construction of a new 10,000 horsepower compressor station in Hart County, Ga., on schedule and placed the station in service in early April. The

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station provides customers with an additional 220 million cubic feet per day of capacity and increased operational flexibility in transporting natural gas either north or south on the 190‑mile Elba Express Pipeline to serve the proposed Elba Island liquefaction project. The company is also planning an additional compression station for future installation along the Elba Express Pipeline.

•
Wyoming Interstate Company (WIC) filed a cost and revenue study with FERC at the end of January in order to comply with the commission's rate proceeding that it initiated last year under Section 5 of the Natural Gas Act. The as-filed cost and revenue study supports WIC's current rates. If this matter is not resolved through settlement negotiations, a hearing is scheduled in the third quarter of this year. The expected outcome from this FERC action is not anticipated to have a substantial impact on the overall earnings of EPB.

Financings

•	EPB sold common units valued at almost $22 million during the first quarter under its at-the-market program.
El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 73,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit http://www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 17, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB's first quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect

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to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for our equity method investees Bear Creek, WYCO and as of January 1, 2013 Elba Liquefaction, plus other income and expenses, net (which primarily includes deferred revenue, non-cash AFUDC equity and other items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by removing the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A. In addition, earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.

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Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, operating income or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Emily Mir	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
emily_mir@kindermorgan.com	www.kindermorgan.com

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El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended March 31,
	2013	2012(1)
Revenues	$386	$390
Costs, expenses and other
Operations and maintenance	71	100
Depreciation and amortization	45	46
Taxes, other than income taxes	21	22
	137	168
Operating income	249	222
Other income (expense)
Earnings from equity investments	3	3
Interest expense, net	(75)	(72)
Other, net	(3)	2
Net income	174	155
Net income attributable to noncontrolling interests	—	(6)
Net income attributable to EPB	$174	$149

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$174	$149
Less: Pre-acquisition earnings allocated to General Partner (2)	—	(14)
Less: General Partner's 2% interest allocation	(3)	(3)
Less: General Partner's incentive distribution	(45)	(21)
Limited Partners' interest in net income	$126	$111

Limited Partners' net income per unit
Net income	$0.58	$0.54
Weighted average units outstanding	216	206

Declared distribution / unit	$0.62	$0.51

Notes:
(1) Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso LLC.
(2) Represents Cheyenne Plains' earnings prior to the May 24, 2012 acquisition of Cheyenne Plains from El Paso LLC.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended March 31,
	2013	2012
Earnings before DD&A and certain items	$317	$283
DD&A	45	43
Earnings contribution	272	240
General and administrative expense	(20)	(30)
Interest expense, net	(75)	(69)
Net income before certain items	177	141
Certain items
Cheyenne Plains pre-acquisition earnings	—	14
Amortization of regulatory asset related to offshore asset sale	(3)	—
Sub-total certain items	(3)	14
Net Income	$174	$155
Less: Pre-acquisition earnings allocated to General Partner (1)	—	(14)
Less: General Partner's 2% interest allocation	(3)	(3)
Less: General Partner's incentive distribution	(45)	(21)
Less: Noncontrolling Interests in net income	—	(6)
Limited Partners' net income	$126	$111

Net income before certain items	$177	$141
Less: Net income attributable to Noncontrolling Interests before certain items	—	(6)
Net income attributable to EPB before certain items	177	135
Less: General Partner's 2% interest allocation	(3)	(3)
Less: General Partner's incentive distribution	(45)	(21)
Limited Partners' net income before certain items	129	111
Depreciation and amortization (2)	45	43
Net income attributable to noncontrolling interests before certain items	—	6
Declared distributions to noncontrolling interests before certain items (3)	—	(8)
Other (4)	—	(1)
Sustaining capital expenditures (5)	(5)	(8)
DCF before certain items - Limited Partners	$169	$143

Net income / unit before certain items	$0.60	$0.54
DCF / unit before certain items	$0.78	$0.69
Weighted average units outstanding	216	206

Notes ($ millions):
(1) Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(2) Includes EPB's share of Bear Creek and WYCO DD&A (less than $0.3 for each of the periods presented).
(3) Cash distributions made to the noncontrolling interest holder.
(4) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(5) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures:
Approximately $1 and $0.1 for the three months ended March 31, 2013 and 2012, respectively.

Transport Volumes (BBtu/d)	7,884	7,810

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$206	$114
Other current assets	231	241
Property, plant and equipment, net	5,900	5,931
Investments	71	72
Regulatory assets and other assets	218	223
TOTAL ASSETS	$6,626	$6,581

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$164	$93
Other current liabilities	213	188
Long-term debt (1)	4,174	4,246
Other	71	67
Total liabilities	4,622	4,594

Partners' capital
Accumulated other comprehensive income	10	10
Other partners' capital	1,994	1,977
Total partners' capital	2,004	1,987
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,626	$6,581

Total Debt, net of cash and cash equivalents (2)	$4,140	$4,233
EBITDA (3) (4)	$1,117	$1,073
Debt to EBITDA (2)	3.7	3.9

	Twelve Months Ended
	March 31, 2013	December 31, 2012
Net Income	$608	$589
Certain items:
Cheyenne Plains before dropdown	(8)	(22)
CIG environmental reserve adjustment	(6)	(6)
Loss on write-off of asset	11	11
Non-cash severance costs	34	34
Amortization of regulatory asset related to offshore asset sale	5	2
Subtotal certain items	36	19
Net income before certain items	644	608
Add:
Depreciation and amortization (4)	178	176
Interest expense, net	295	289
EBITDA	$1,117	$1,073

Notes ($ millions):
(1) Amounts are net of unamortized discount of $8 as of March 31, 2013 and December 31, 2012, respectively.
(2) Amounts reflect the gross debt balance before unamortized discount for each of the periods presented.
(3) Amounts represent the last twelve months.
(4) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was less than $1 for each of the twelve months ended March 31, 2013 and December 31, 2012.